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                                                                       Exhibit 5

                              September 14, 2000




Purina Mills, Inc.
1401 South Hanley Road
St. Louis, Missouri  63144

                   Re:     Purina Mills, Inc. Equity Incentive Plan
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Ladies and Gentlemen:

                  We have acted as counsel for Purina Mills, Inc., a Delaware corporation (the "Registrant"), in connection with the Purina Mills, Inc. Equity Incentive Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's shares of common stock, par value $.01 per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan and the agreements contemplated thereunder (the "Agreements") have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Registrant to effect registration of the 1,000,000 shares of Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.


                                               Very truly yours,


                                               /s/ JONES, DAY, REAVIS & POGUE